SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8

Registration Statement
Under
The Securities Act of 1933

Dealcheck.com Inc.
(Exact name as specified in its charter)

Ontario, Canada	n/a
(State or other jurisdiction of Incorporation)	(I.R.S. Employer identification No.)

47 Avenue Road, Second Floor, Toronto, Ontario, M5R 2G3 Canada
(Address and Principal Executive Office and Zip Code)

Employee Compensation and Consulting Services
(Full title of plan)

Terence Robinson, Chairman/CEO
47 Avenue Road, Second Floor, Toronto, Ontario, M5R 2G3 Canada
(Name and address of agent for service)

(416) 860-0211
(Telephone number, including area code, of agent for service)

Copy to:
Thomas J. Craft, Jr., P.A.
Attorney at Law
301 Clematis Street, Suite 3000
West Palm Beach, FL 33401
(561) 651-7336
(Name, address and telephone number, including area code, of counsel)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum Offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	1,560,000 Shares	$0.25	$390,000	$98.00
Estimated solely for the purpose of calculating the amount of registration fee. Such estimate has been computed in accordance with Rules 457(c) and 457 (h) of the General Rules and Regulations under the Securities Act of 1993, as amended, based upon the average closing bid price of the shares during the ten day period prior to March 27, 2002.

PART I

INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1. Plan Information

This Registration Statement on Form S-8 provides for the issuance of a total of 71,560,000 shares of common stock of Dealcheck.com Inc. (the "Company"), as follows: Terence Robinson, the Company's Chairman and CEO, 500,000 shares; John Robinson, a consultant who is also responsible for the day to day operations matters for the Company and previously served as a director and president until December 2000, 500,000 shares; Robert Kennedy, a consultant who is responsible for marketing and project management, 200,000 shares, Kam Shah, a director and CFO of the Company, 300,000 shares; Katherine Topelko, a consultant who serves as an executive assistant to the Company's CEO and CFO, 30,000 shares; and a total of 30,000 shares for legal and securities consulting services, including the preparation and filing of this registration statement as follows: Thomas J. Craft, Jr., Esq., as counsel, 12,000 shares; Richard Rubin as consultant, 12,000 shares; and Ivo Heiden as consultant, 6,000 shares. Each of the foregoing persons were issued shares included in this registration statement for bona fide services to the Company as compensation.

Item 2. Registrant Information and Employee Plan Annual Information

Not applicable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Dealcheck.com Inc. with the SEC are incorporated by reference herein:

(a) The Company's Annual Report on Form 20-F/A for its fiscal year ended March 31, 2001 (Commission File No. 0-30314)

(b)The Company's Form 6-K Reports of Foreign Issuer filed pursuant to Section 13(a) or Section 15(d) of the Exchange Act, since March 31, 2001 through the date hereof; and

(c) any document filed by the Company with the SEC pursuant to Sections 13(a)  or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this registration statement which indicates that all shares registered hereunder have been sold or that deregisters all such shares then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

Reference is made to the Company's Form 20-F for the fiscal year ended March 31, 2000 filed on August 1, 2000.

Item 5. Interests of Named Experts and Counsel

No expert or counsel has any substantial interest which is defined as an interest exceeding $50,000.

Item 6. Indemnification of Directors and Officer

The Company's Articles of Incorporation and by-laws provide the right to indemnify of our officers and directors to the fullest extent permitted by the Ontario Corporation Act, as follows:

7.02 Indemnity

Subject to the Ontario Corporation Act, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if (a) he acted honestly and in good faith with a view to the best interests of the Corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The Corporation shall also indemnify such person in such other circumstances as the Act or law permits or requires. Nothing in this by-law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law.

7.01 Limitation of Liability

Every director and officer of the Corporation in exercising his powers and discharging his duties shall act honestly and in good faith with a view to the best interests of the Corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Subject to the foregoing, no director or officer shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight.

Commission Policy

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Dealcheck.com Inc. pursuant to the foregoing provisions, or otherwise, Dealcheck.com Inc. has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibits to this registration statement are listed in the index to Exhibits on page 5.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the registration statement is on Form S-3 (Section 239.13 of this chapter) or Form S-8 (Section 239.16b of this chapter) or Form F-3 (Section 239.33 of Regulation S-K), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registration is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Section 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Company includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (Section 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b) Filings incorporating subsequent Exchange Act documents by reference. Include the following if the registration statement incorporates by reference any Exchange Act document filed subsequent to the effective date of the registration statement:

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Dealcheck.com Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada on March 28, 2002.

Dealcheck.com Inc.

By:  /s/ Terence Robinson
Terence Robinson, Chairman/CEO

INDEX TO EXHIBITS

5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.	8
23.1 Consent of Independent Certified Public Accountants.	9
23.2 Consent of Counsel (included as part of Exhibit 5.1).	8

Exhibit 5.1

Thomas J. Craft, Jr., P.A.
Attorney at Law
301 Clematis Street-Suite 3000
West Palm Beach, FL 33401
Phone: 561-651-7336 Fax: 561-655-3202

March 27, 2002
U.S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549
Re: Registration Statement on Form S-8

Gentleman:

I have acted as counsel for Dealcheck.com Inc. (the "Company") in connection with the preparation and filing of its registration statement on Form S-8 under the Securities Act of 1933, as amended, relating to 1,560,000 shares of common stock, without par value, issuable pursuant to individuals who are present  officers, directors, employees, legal counsel and individual consultants for the Company.

I have examined the Company's charter documents and by-laws and all amendments thereto, the registration statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of Dealcheck.com Inc.  and such other documents and instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

Based on the foregoing examination, I am of the opinion that the shares of common stock issuable under this registration statement are duly authorized and, when issued, will be validly issued, fully paid and nonassessable.

Further, I consent to the filing of this opinion as an exhibit to the registration statement on Form S-8.

Very truly yours,

/s/ Thomas J. Craft, Jr.
Thomas J. Craft, Jr., P.A.

Exhibit 23.1

DAREN, MARTENFELD, CARR, TESTA AND COMPANY LLP
Chartered Accountants
20 Eglinton Avenue West	Telephone (416) 480-0160
Suite 2100	Fax (416) 480-2646
Toronto, Canada	Website www.dmct.com
M4R 1K8

March 28, 2002
Dealcheck.com Inc.
47 Avenue Road
2nd Floor
Toronto, Ontario
M5R 2G3

Dear Sirs:

We hereby consent to the incorporation by reference in this registration Statement of our report dated June 7, 2001, relating to the consolidated financial statements of Dealcheck.com Inc. appearing in the Company’s Amended Annual Report on Form 20-F/A for Foreign Private Issuers for the fiscal year ended March 31, 2001. Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected results of operations for the year ended March 31, 2001 and the shareholders’ equity as at that date to the extent summarized in Note 17 to the consolidated financial statements.

Any use that a third party makes of this letter, or any reliance or decisions made based on it, are the responsibility of such third parties, and that we accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on it.

/s/ DAREN, MARTENFELD, CARR, TESTA AND COMPANY LLP (signed)

March 28, 2002
Toronto, Canada